      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 2001
                                                  REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                -----------------

                           AGILENT TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                                        77-0518772
  (State or other jurisdiction of                         (I.R.S. Employer
   incorporation or organization)                      Identification Number)

                               395 PAGE MILL ROAD
                           PALO ALTO, CALIFORNIA 94306
                                 (650) 752-5000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                -----------------

                               EDWARD W. BARNHOLT
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           AGILENT TECHNOLOGIES, INC.
                               395 PAGE MILL ROAD
                           PALO ALTO, CALIFORNIA 94306
                                 (650) 752-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                -----------------

                                   Copies to:
                             D. CRAIG NORDLUND, ESQ.
                              MARIE OH HUBER, ESQ.
                           AGILENT TECHNOLOGIES, INC.
                               395 PAGE MILL ROAD
                           PALO ALTO, CALIFORNIA 94306
                                 (650) 752-5000

                                -----------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                -----------------

                                               CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                                                                     PROPOSED MAXIMUM      AMOUNT OF
            TITLE OF EACH CLASS OF             AMOUNT TO BE    PROPOSED MAXIMUM     AGGREGATE OFFERING   REGISTRATION
         SECURITIES TO BE REGISTERED           REGISTERED(1)   OFFERING PRICE(2)          PRICE(2)             FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share.....      1,215,066        $29.215            $35,498,153.19       $8,874.54
----------------------------------------------------------------------------------------------------------------------

----------

        (1) The number of shares to be registered under this registration statement will be based on the number of shares of the registrant's common stock to be issued in connection with the registrant's acquisition of Sirius Communications N.V. The number of shares to be issued in connection with such acquisition will be based on a ten trading day average (the "Share Price") shortly before the closing of such acquisition, which will occur after the satisfaction of all closing conditions. For purposes of the filing of this registration statement, the number of shares is estimated based on a per share price of $36.00, the closing sales price of the registrant's common stock on the New York Stock Exchange on May 21, 2001. The number of shares to be registered will change if such price is not equal to the Share Price.


        (2) The price of $29.215, the average of the high and low prices of the registrant's common stock on The New York Stock Exchange on June 26, 2001, is set forth solely for the purpose of computing the registration fee pursuant to Rule 457(c).


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED JUNE 29, 2001

PROSPECTUS



                                1,215,066 SHARES

                           AGILENT TECHNOLOGIES, INC.


                                  COMMON STOCK

                                 ---------------


     In connection with our acquisition of Sirius Communications N.V., we issued 1,215,066 shares of our common stock to the former shareholders of Sirius. This prospectus may be used by former shareholders of Sirius to resell shares of our common stock issued to them in the Sirius acquisition.


        The prices at which these shareholders may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares.


        Our common stock is quoted on the New York Stock Exchange under the symbol "A." On June 26, 2001, the last sales price of our common stock as reported on the New York Stock Exchange was $29.20.


                                 ---------------


        See "Risk Factors" beginning on page 4 for information you should consider before buying the securities.


                                 ---------------


        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is ________________, 2001

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
AGILENT TECHNOLOGIES, INC......................................................3
RISK FACTORS...................................................................4
FORWARD-LOOKING STATEMENTS....................................................11
USE OF PROCEEDS...............................................................12
SELLING STOCKHOLDERS..........................................................12
PLAN OF DISTRIBUTION..........................................................12
INCORPORATION OF DOCUMENTS BY REFERENCE.......................................15
WHERE YOU CAN FIND MORE INFORMATION...........................................16
LEGAL MATTERS.................................................................16
EXPERTS.......................................................................16

                           AGILENT TECHNOLOGIES, INC.

        Agilent is a global diversified technology company that provides enabling solutions to high growth markets within the communications, electronics, life sciences and healthcare industries. The Company has four primary businesses:

        - test and measurement provides test instruments, standard and customized test, measurement and monitoring systems for the design, manufacture and support of electronic and communication devices, and software for the design of high-frequency electronic and communication devices;

        - semiconductor products provides fiber optic communications devices and assemblies, integrated circuits for wireless applications, application specific integrated circuits, optoelectronics and image sensors;

        - chemical analysis provides analytical instruments, systems and services for chromatography, spectroscopy and bio-instrumentation; and

        - healthcare solutions provides patient monitoring, ultrasound imaging and cardiology products and systems and related services and supplies.

        On November 17, 2000, Agilent announced that Koninklijke Philips Electronics, N.V. ("Philips") would acquire Agilent's healthcare solutions business, as more specifically discussed in our Annual Report on Form 10-K for the year ended October 31, 2000, our Quarterly Report on Form 10-Q for the quarter ended April 30, 2001 and our current report on Form 8-K, filed with the Securities and Exchange Commission on June 29, 2001, which are incorporated into this prospectus by reference.

        We were incorporated in Delaware in May 1999. Our principal executive offices are located at 395 Page Mill Road, Palo Alto, California 94306, and our telephone number is (650) 752-5000.

                      OUR RELATIONSHIP WITH HEWLETT-PACKARD

        On March 2, 1999, Hewlett-Packard announced a plan to create a separate company, subsequently named Agilent Technologies, Inc., that comprised Hewlett-Packard's test and measurement, semiconductor products, healthcare solutions and chemical analysis businesses, related portions of Hewlett-Packard Laboratories, and associated infrastructure. Hewlett-Packard and we have entered into various agreements related to certain interim and ongoing relationships between the two companies. These agreements provided for, among other things, the transfer from Hewlett-Packard to us of assets and the assumption by us of liabilities relating to our business. We also entered into agreements with Hewlett-Packard regarding the transfer and licensing to us of intellectual property related to the business of Agilent. Substantially all of these transfers were completed as of December 31, 2000.

                                  RISK FACTORS

        You should carefully consider the risks described below, together with any risk factors included in the applicable prospectus supplement, before investing in our securities. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected, the trading price of our securities could decline, and you might lose all or part of your investment.

IF WE DO NOT INTRODUCE NEW PRODUCTS AND SERVICES IN A TIMELY MANNER, OUR PRODUCTS AND SERVICES WILL BECOME OBSOLETE, AND OUR OPERATING RESULTS WILL SUFFER.

        We sell our products in several industries that are characterized by rapid technological changes, frequent new product and service introductions and evolving industry standards. Without the timely introduction of new products, services and enhancements, our products and services will likely become technologically obsolete over time, in which case our revenue and operating results would suffer. The success of our new product and service offerings will depend on several factors, including our ability to:

        -  properly identify customer needs;

        -  price our products competitively;

        -  innovate and develop new technologies and applications;

        -  successfully commercialize new technologies in a timely manner;

        -  manufacture and deliver our products in sufficient volumes on time;

        -  differentiate our offerings from our competitors' offerings; and

        - anticipate our competitors' announcements of new products, services or technological innovations.

OUR OPERATING RESULTS COULD BE HARMED IF THE GENERAL ECONOMY OR THE INDUSTRIES INTO WHICH WE SELL OUR PRODUCTS ARE IN DOWNWARD CYCLES.

        Several significant industries and markets into which we sell our products are cyclical and are subject to general economic conditions. From time to time, both the semiconductor and the electronics industries have experienced significant downturns, often in connection with, or in anticipation of maturing product cycles and declines in general economic conditions. The computer industry is also subject to seasonal and cyclical fluctuations in demand for its products. These industry and general economic downturns have been characterized by diminished product demand, excess manufacturing capacity and the subsequent accelerated erosion of average selling prices.

        The recent economic downturn reduced consumer and capital spending in many of the markets that we serve worldwide. It also has created an imbalance of supply and demand in the wireless and semiconductor manufacturing industries. These forces resulted in second quarter 2001 orders declining 41 percent from the previous year's levels, with the most significant impacts on our test and measurement and semiconductor product businesses. We are uncertain as to how long and how deep the current downturn may be in these markets. Several factors make it very likely that revenue in the third quarter will be lower than in the second quarter: the extremely uncertain business climate, the steep order decline in the second quarter and the fact that the company shipped a substantial portion of its backlog during the second quarter. Any continued or further slowdowns in our customers' markets or in general economic conditions would likely result in a reduction in demand for our products and services and could harm our business and our stock price.

WE HAVE TAKEN AND CONTINUE TO TAKE MEASURES TO ADDRESS THE RECENT SLOWDOWN IN DEMAND, WHICH COULD HAVE LONG-TERM EFFECTS ON OUR BUSINESS.

        Our business has been experiencing lower revenues due to decreased or cancelled customer orders. In an attempt to reduce our expenses, we have frozen hiring, cut back significantly on our use of temporary workers and reduced all discretionary spending. We also have initiated short-term manufacturing closures to reduce production levels. In early April, Agilent announced a temporary 10-percent reduction in pay, effective May 1. This reduction in pay applies to all employees globally, wherever possible. The reduction in pay takes effect via a 10-percent reduction in hours for certain employees, in accordance with local law. In addition, Agilent is continuing initiatives to streamline its operations and improve its customer interfaces. Each of these measures could have long-term effects on our business by reducing our pool of technical talent, decreasing or slowing improvements in our products and making it more difficult for us to respond to customers. These circumstances could cause a decline in our revenues.

IF DEMAND FOR OUR PRODUCTS DOES NOT MATCH OUR MANUFACTURING CAPACITY, OUR EARNINGS MAY SUFFER.

        Because we cannot quickly adapt our production and related cost structures to rapidly changing market conditions, if demand does not meet our expectations, our manufacturing capacity will exceed our production requirements. The fixed costs associated with excess manufacturing capacity will adversely affect our earnings. Conversely, if our manufacturing capacity does not keep pace with product demand, or if we experience difficulties in obtaining parts or components needed for manufacturing, we will not be able to fulfill orders in a timely manner which in turn may have a negative effect on our earnings and overall business.

FAILURE TO ADJUST OUR ORDERS FOR PARTS DUE TO CHANGING MARKET CONDITIONS COULD ADVERSELY AFFECT OUR EARNINGS.

        Our earnings would be harmed if we are unable to adjust our orders for parts to market fluctuations. In order to secure components for the production of products, at times we make advance payments to suppliers, or we may enter into non-cancelable purchase commitments with vendors, which could impact our ability to adapt our orders to market demands. By contrast, our results will be materially and adversely impacted if we do not receive sufficient parts to meet our requirements in a timely manner. Certain parts may be available only from a single supplier or a limited number of suppliers. In addition, suppliers may cease manufacturing certain components that are difficult to replace without significant reengineering of our products. Suppliers may also extend lead times, limit supplies or increase prices due to capacity constraints or other factors.

ECONOMIC, POLITICAL AND OTHER RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS COULD ADVERSELY AFFECT OUR SALES.

      Since we sell our products worldwide, our businesses are subject to risks associated with doing business internationally. We anticipate that revenue from international operations will continue to represent a substantial portion of our total revenue. In addition, many of our manufacturing facilities and suppliers are located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

      -  changes in foreign currency exchange rates;

      - changes in a specific country's or region's political or economic conditions;

      -  trade protection measures and import or export licensing requirements;

      -  potentially negative consequences from changes in tax laws;

      -  difficulty in staffing and managing widespread operations;

      -  differing labor regulations;

      -  differing protection of intellectual property; and

      -  unexpected changes in regulatory requirements.

      For example, our businesses declined in 1998 when Korea and Japan experienced economic difficulties. The recurrence of weakness in these economies or weakness in other international economies could have a significant negative effect on our future operating results.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY CAUSE OUR STOCK PRICE TO DECLINE.

        Given the nature of the markets in which we participate, we cannot reliably predict future revenue and profitability, and unexpected changes may cause us to adjust our operations. A high proportion of our costs are fixed, due in part to our significant sales, research and development and manufacturing costs. Thus, relatively small declines in revenue could disproportionately affect our operating results in a quarter. For example, when orders declined in the second quarter of 2001, it caused significant negative fluctuations in our operating results.

      Other factors that could affect our quarterly operating results include:

      -  competitive pressures resulting in lower selling prices;

      - changes in the relative portion of our revenue represented by our various products and customers;

      -  changes in the timing of product orders; and

      - our inability to forecast revenue in a given quarter from large system sales.

THE TECHNOLOGY LABOR MARKET IS COMPETITIVE, AND OUR BUSINESSES WILL SUFFER IF WE ARE NOT ABLE TO HIRE AND RETAIN SUFFICIENT PERSONNEL.

        Our future success depends partly on the continued service of our key research, engineering, sales, marketing, manufacturing, executive and administrative personnel. Although there are currently qualified personnel available, the labor market may change in the future. If we fail to retain and hire a sufficient number of these personnel, we will not be able to maintain and expand our businesses. Competition for qualified personnel in the technology area is intense, and we operate in several geographic locations where labor markets are particularly competitive, including the Silicon Valley region of Northern California where our headquarters and central research and development laboratories are located. Although we believe we offer competitive salaries and benefits, certain of our businesses have had to increase spending in order to retain personnel. In addition, due to current economic conditions, we have frozen hiring and cut back significantly on our use of temporary workers. In early April, Agilent announced a temporary 10-percent reduction in pay, effective May 1, 2001. These temporary measures may make it more difficult for us to retain sufficient personnel.

OUR ACQUISITIONS, STRATEGIC ALLIANCES, JOINT VENTURES AND DIVESTITURES MAY RESULT IN FINANCIAL RESULTS THAT ARE DIFFERENT THAN EXPECTED.

        In the normal course of business, we frequently engage in discussions with third parties relating to possible acquisitions, strategic alliances, joint ventures and divestitures. Although completion of any one transaction may not have a material effect on our consolidated financial position, results of operations or cash flows taken as a whole, our financial results may differ from the investment community's expectations in a given quarter. Divestiture of a part of our business may result in the cancellation of orders and charges to earnings.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE THE COMPANIES WE ACQUIRE OR REALIZE THE EXPECTED VALUE FROM ACQUIRING SUCH COMPANIES, AND OUR EFFORTS MAY DIVERT ATTENTION FROM OTHER BUSINESS OPERATIONS.

      Acquisitions and strategic alliances may require us to integrate not only products but also a different company culture, management team and business infrastructure. We may also have to develop, manufacture and market the products of newly-acquired companies in a way that enhances the performance of our combined businesses or product line to realize the value from expected synergies of combining the two companies. Depending on the size and complexity of an acquisition, our successful integration of the entity into Agilent depends on a variety of factors, including:

      -  the hiring and retention of key employees,

      -  management of facilities and employees in separate geographic areas,

      -  retention of key customers, and

      - the integration or coordination of different research and development, product manufacturing and sales programs and facilities.

      All of these efforts require varying levels of management resources, which may divert our attention from other business operations.

OUR SEMICONDUCTOR TECHNOLOGY LICENSING AND SUPPLY ARRANGEMENTS WITH HEWLETT-PACKARD LIMIT OUR ABILITY TO SELL TO OTHER COMPANIES AND COULD RESTRICT OUR ABILITY TO EXPAND OUR BUSINESSES.

        We do not have a license under Hewlett-Packard's patents, patent applications and invention disclosures for, with some exceptions, inkjet products, printer products (including printer supplies, accessories and components), document scanners and computing products. In addition, our ICBD Technology Ownership and License Agreement, which generally covers integrated circuit technology that is used in integrated circuits for Hewlett-Packard's printers, scanners and computers, provides that for a period of three years in some cases and 10 years in other cases we are prohibited, with some exceptions, from using this integrated circuit technology for the development and sale of integrated circuits for use in inkjet products, printer products (including printer supplies, accessories and components), document scanners and computing products to third parties other than Hewlett-Packard.

        Although we have entered into a supply agreement for the sale to Hewlett-Packard of these kinds of integrated circuits, the supply agreement does not require Hewlett-Packard to purchase a minimum amount of product from us. In the event that Hewlett-Packard reduces its purchase of our integrated circuits, we would be unable to address this reduction through sales of these kinds of integrated circuits for these types of products to other customers.

IF DEMAND FOR HEWLETT-PACKARD'S PRINTER, WORKSTATION AND SERVER PRODUCTS DECLINES, OR IF HEWLETT-PACKARD CHOOSES A DIFFERENT SUPPLIER, OUR SEMICONDUCTOR PRODUCTS BUSINESS REVENUE WILL DECLINE SIGNIFICANTLY.

        Historically, our semiconductor products business has sold products to Hewlett-Packard and has engaged in product development efforts with divisions of Hewlett-Packard. For the three and six months ended April 30, 2001, Hewlett-Packard accounted for 5.9% and 6.4%, respectively, of our total net revenue and 31.7% and 32.3%, respectively, of our semiconductor products business' net revenue. In comparison, for the three and six months ended April 30, 2000, Hewlett-Packard accounted for 6.3% and 5.8%, respectively, of our total net revenue and 28.4% and 29.0%, respectively, of our semiconductor products business' net revenue.

WE MAY FACE SIGNIFICANT COSTS IN ORDER TO COMPLY WITH LAWS AND REGULATIONS REGARDING THE MANUFACTURE, PROCESSING, DISTRIBUTION OF CHEMICALS, OR REGARDING NOTIFICATION ABOUT CHEMICALS, AND IF WE FAIL TO COMPLY, WE COULD BE SUBJECT TO CIVIL OR CRIMINAL PENALTIES OR BE PROHIBITED FROM DISTRIBUTING OUR PRODUCTS.

        Some of our chemical analysis business' products are used in conjunction with chemicals whose manufacture, processing, distribution and notification requirements are regulated by the United States Environmental Protection Agency under the Toxic Substances Control Act, and by regulatory bodies in other countries with laws similar to the Toxic Substances Control Act. We must conform the manufacture, processing and distribution of these chemicals to these laws, and adapt to regulatory requirements in all countries as these requirements change. If we fail to comply with these requirements in the manufacture or distribution of our products, then we could be made to pay civil penalties, face criminal prosecution and, in some cases, be prohibited from distributing our products in commerce until the products or component substances are brought into compliance.

ENVIRONMENTAL CONTAMINATION FROM PAST OPERATIONS COULD SUBJECT US TO UNREIMBURSED COSTS AND COULD HARM ON-SITE OPERATIONS AND THE FUTURE USE AND VALUE OF THE PROPERTIES INVOLVED.

        Some of our properties are undergoing remediation by Hewlett-Packard for known subsurface contamination. Hewlett-Packard has agreed to retain the liability for all known subsurface contamination, perform the required remediation and indemnify us with respect to claims arising out of that contamination. The determination of the existence and cost of any additional contamination caused by us could involve costly and time-consuming negotiations and litigation. In addition, Hewlett-Packard will have access to our properties to perform remediation. While Hewlett-Packard has agreed to minimize interference with on-site operations at those properties, remediation activities and subsurface contamination may require us to incur unreimbursed costs and could harm on-site operations and the future use and value of the properties. We cannot be sure that Hewlett-Packard will fulfill its indemnification or remediation obligations.

        We are indemnifying Hewlett-Packard for any liability associated with contamination from past operations at all other properties transferred from Hewlett-Packard to us other than those properties currently undergoing remediation by Hewlett-Packard. While we are not aware of any material liabilities associated with existing subsurface contamination at any of those properties, subsurface contamination may exist, and we may be exposed to material liability as a result of the existence of that contamination.

ENVIRONMENTAL CONTAMINATION CAUSED BY ONGOING OPERATIONS COULD SUBJECT US TO SUBSTANTIAL LIABILITIES IN THE FUTURE.

        Our semiconductor and other manufacturing processes involve the use of substances regulated under various international, federal, state and local laws governing the environment. We may be subject to liabilities for environmental contamination, and these liabilities may be substantial. Although our policy is to apply strict standards for environmental protection at our sites inside and outside the United States, even if not subject to regulations imposed by foreign governments, we may not be aware of all conditions that could subject us to liability.

WE AND OUR CUSTOMERS ARE SUBJECT TO VARIOUS GOVERNMENTAL REGULATIONS, COMPLIANCE WITH WHICH MAY CAUSE US TO INCUR SIGNIFICANT EXPENSES, AND IF WE FAIL TO MAINTAIN SATISFACTORY COMPLIANCE WITH CERTAIN REGULATIONS, WE MAY BE FORCED TO RECALL PRODUCTS AND CEASE THEIR MANUFACTURE AND DISTRIBUTION, AND WE COULD BE SUBJECT TO CIVIL OR CRIMINAL PENALTIES.

        Our businesses are subject to various other significant international, federal, state and local, health and safety, packaging, product content and labor regulations. These regulations are complex, change frequently and have tended to become more stringent over time. We may be required to incur significant expenses to comply with these regulations or to remedy past violations of these regulations. Any failure by us to comply with applicable government regulations could also result in cessation of our operations or portions of our operations, product recalls or impositions of fines and restrictions on our ability to carry on or expand our operations. In addition, because many of our products are regulated or sold into regulated industries, we must comply with additional regulations in marketing our products.

        Our products and operations are also often subject to the rules of industrial standards bodies, like the International Standards Organization, as well as regulation of other agencies such as the United States Federal Communications Commission. We also must comply with work safety rules. If we fail to adequately address any of these regulations, our businesses will be harmed.

        Our chemical analysis products are used in the drug design and production processes to test compliance with the Toxic Substances Control Act, the Federal Food, Drug and Cosmetic Act and similar regulations. Therefore, we must continually adapt our chemical analysis products to changing regulations.

        In addition, the medical device products produced by our healthcare solutions business are subject to regulation by the United States Food and Drug Administration (FDA) and similar international agencies. Their regulations govern a wide variety of product activities from design and development to labeling, manufacturing, promotion, sales and distribution. In the first quarter of 2001, we announced a definitive agreement to sell our healthcare solutions business to Philips. Although we have received U.S. and European antitrust clearance, the sale is contingent upon other customary closing conditions.

WE ARE SUBJECT TO LAWS AND REGULATIONS GOVERNING GOVERNMENT CONTRACTS, AND OUR FAILURE TO ADDRESS THESE LAWS AND REGULATIONS OR COMPLY WITH GOVERNMENT CONTRACTS COULD HARM OUR BUSINESSES.

        We have agreements relating to the sale of our products to government entities and as a result we are subject to various statutes and regulations that apply to companies doing business with the government. The laws governing government contracts differ from the laws governing private contracts. For example, many government contracts contain pricing terms and conditions that are not applicable to private contracts. We are also subject to investigation for compliance with the regulations governing government contracts. We have received and are responding to formal requests for information by the government regarding our compliance with these terms and regulations, which relate to our contracts for sales of products to certain government agencies. These requests may result in legal proceedings against us or liability which may be significant.

PROVIDING SERVICES TO PHILIPS AFTER THE SALE OF OUR HEALTHCARE SOLUTIONS BUSINESS COULD DISRUPT OUR OPERATIONS.

        We signed a definitive agreement to sell our healthcare solutions business to Koninklijke Philips Electronics ("Philips"), and have received U.S. and European antitrust clearance. The sale is still contingent upon other customary closing conditions. In the event that the transaction is completed, we will be providing transition services to Philips. The provision of such services will require us to redirect resources and could disrupt our operations. However, if the closing of the transaction is delayed or does not occur, we would need to find alternate sources of funding for our future operations and our liquidity could be negatively affected.

THIRD PARTIES MAY CLAIM WE ARE INFRINGING THEIR INTELLECTUAL PROPERTY, AND WE COULD SUFFER SIGNIFICANT LITIGATION OR LICENSING EXPENSES OR BE PREVENTED FROM SELLING PRODUCTS.

        Third parties may claim that we are infringing their intellectual property rights, and we may be found to infringe those intellectual property rights. While we do not believe that any of our products infringe the valid intellectual property rights of third parties, we may be unaware of intellectual property rights of others that may cover some of our technology, products and services. Moreover, in connection with future intellectual property infringement claims, we will only have the benefit of asserting counterclaims based on Hewlett-Packard's intellectual property portfolio in limited circumstances, and we will only be able to offer licenses to Hewlett-Packard's intellectual property in order to resolve claims in limited circumstances. In addition, although we believe we have all necessary rights to use the new brand name, our rights to use it may be challenged by others.

        Any litigation regarding patents or other intellectual property could be costly and time-consuming, and divert our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increases these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements. However, we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or injunctions against development and sale of certain of our products.

        We often rely on licenses of intellectual property useful for our businesses. We cannot assure you that these licenses will be available in the future on favorable terms or at all. In addition, our position with respect to the negotiation of licenses may change as a result of our separation from Hewlett-Packard. Our patent cross-license agreement with Hewlett-Packard gives us a conditional right to sublicense only a portion of Hewlett-Packard's intellectual property portfolio. As a result, in negotiating patent cross-license agreements with third parties, we may be unable to obtain agreements on terms as favorable as we may have been able to obtain if we could sublicense Hewlett-Packard's entire intellectual property portfolio.

THIRD PARTIES MAY INFRINGE OUR INTELLECTUAL PROPERTY, AND WE MAY EXPEND SIGNIFICANT RESOURCES ENFORCING OUR RIGHTS OR SUFFER COMPETITIVE INJURY.

        Our success depends in large part on our proprietary technology. We rely on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results.

        Our pending patent and trademark registration applications may not be allowed or competitors may challenge the validity or scope of these patents or trademark registrations. In addition, our patents may not provide us a significant competitive advantage.

        We may be required to spend significant resources to monitor and police our intellectual property rights. We may not be able to detect infringement and may lose competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

IF OUR FACTORIES OR FACILITIES WERE TO EXPERIENCE CATASTROPHIC LOSS DUE TO EARTHQUAKE, OUR OPERATIONS WOULD BE SERIOUSLY HARMED.

        Several of our facilities could be subject to a catastrophic loss caused by earthquake due to their location. We have significant facilities in areas with above average seismic activity, such as our production facilities, headquarters and Agilent Laboratories in California and our production facilities in Washington and Japan. If any of these facilities were to experience a catastrophic loss, it could disrupt our operations, delay production, shipments and revenue, and result in large expenses to repair or replace the facility. Agilent self-insures against such losses and does not carry catastrophic insurance policies to cover potential losses resulting from earthquakes.

ONGOING POWER SUPPLY PROBLEMS IN CALIFORNIA COULD HARM OUR BUSINESS.

        Our corporate headquarters, a portion of our research and development activities, other critical business operations and a certain number of our suppliers are located in California. California has recently experienced ongoing power shortages, which have resulted in "rolling blackouts." These blackouts could cause disruptions to our operations and the operations of our suppliers, distributors and resellers, and customers. Agilent self-insures against such disruptions and does not carry catastrophic insurance policies to cover potential losses resulting from power shortages. In addition, California has recently experienced rising energy costs that could negatively impact our results.

WE ARE IN THE PROCESS OF DEVELOPING OUR OWN BUSINESS PROCESSES AND INFORMATION SYSTEMS, AND PROBLEMS WITH THE REDESIGN AND IMPLEMENTATION OF THESE PROCESSES AND SYSTEMS COULD INTERFERE WITH OUR OPERATIONS.

        We are in the process of creating business processes and systems to eventually replace our current systems. We may not be successful in implementing these systems and transitioning data. For example, we plan to implement new enterprise resource planning software applications to manage some of our business operations beginning in the first quarter of 2002. Failure to smoothly and successfully implement this and other systems could temporarily interrupt our operations. Failure to successfully move to the new enterprise resource planning systems could adversely impact our ability to run our business. Also, we may not be able to develop and implement these systems before certain of our transitional services agreements with Hewlett-Packard expire.

WE MAY NOT BE ABLE TO REPLACE OR MAY PAY INCREASED COSTS TO REPLACE TRANSITIONAL SERVICES AFTER OUR AGREEMENTS WITH HEWLETT-PACKARD EXPIRE.

        Currently we use Hewlett-Packard's systems to support a portion of our operations, mainly customer support and networks. We also lease and sublease certain office and manufacturing facilities from Hewlett-Packard. We have an agreement with Hewlett-Packard for it to continue to provide these information, administrative and leasing services to us through the end of 2001. We expect to extend the particular agreements with regard to the use of Hewlett-Packard customer support systems for two to three years. We are not developing our own customer support systems at this time, and so we will continue to be dependent on Hewlett-Packard for these systems. In addition, while we are developing our other systems, we will be dependent on Hewlett-Packard for the provision of information technology services that are critical to running our businesses. Many of the systems we currently use are proprietary to Hewlett-Packard and are very complex. After the expiration of these various arrangements, we may not be able to replace the transitional services or enter into appropriate agreements in a timely manner or on terms and conditions, including cost, as favorable as those we receive from Hewlett-Packard. Failure to develop replacement systems in a timely manner or to negotiate agreements with third parties, including Hewlett-Packard, could have a negative impact on our operations.

WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH HEWLETT-PACKARD WITH RESPECT TO OUR PAST AND ONGOING RELATIONSHIPS THAT COULD HARM OUR BUSINESS OPERATIONS.

      Conflicts of interest may arise between Hewlett-Packard and us in a number of areas relating to our past and ongoing relationships, including:

      - labor, tax, employee benefit, indemnification and other matters arising from our separation from Hewlett-Packard;

      -  intellectual property matters; and

      - the nature, quality and pricing of transitional and other services Hewlett-Packard has agreed or will agree to provide us.

      Nothing restricts Hewlett-Packard from competing with us other than some restrictions on the use of patents licensed to Hewlett-Packard by us.

CONVERSION TO THE EURO MAY CAUSE DISRUPTION TO OUR BUSINESS.

        We have established a team to address the issues raised by the introduction of the Euro. This team will utilize Hewlett-Packard's legacy customer support systems, as well as our own systems in other areas. The Euro's initial implementation as an alternative currency was effective as of January 1, 1999, and the transition period will continue through January 1, 2002, when the Euro will become the sole currency in participating countries. The team is continuing to work on conversion issues during this transition period. As of the date of this filing, our Euro project and testing is on schedule. To date, the introduction of the Euro has not materially affected our competitive environment and the manner in which we conduct our operations. We will continue to evaluate the potential issues relating to the Euro conversion, including information technology, the functional currency impact in our significant foreign subsidiaries, derivatives and other financial instruments, continuity of contracts, taxation and accounting. However, based on our work to date, we believe that the introduction of the Euro and the phasing out of national currencies is unlikely to have a material adverse effect on our consolidated financial position, liquidity or results of operations.

OUR HISTORICAL 1999 AND 1998 FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY

        The historical 1999 and 1998 financial information we have included has been carved out from Hewlett-Packard's consolidated financial statements and does not reflect what our consolidated financial position, results of operations and cash flows would have been, had we been a separate, stand-alone entity during the periods presented. Hewlett-Packard did not account for us as, and we were not operated as, a single stand-alone entity for the 1999 and 1998 periods presented. In addition, the historical information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. We did not make adjustments to reflect the many significant changes that will occur in our cost structure, funding and operations as a result of our separation from Hewlett-Packard, including changes in our employee base, changes in our tax structure, increased costs associated with reduced economies of scale, increased marketing expenses related to establishing a new brand identity and increased costs associated with being a public, stand-alone company.


                           FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated herein contain forward-looking statements that involve risks and uncertainties. You should not rely on forward-looking statements in this prospectus or in the documents incorporated herein. Our actual results could differ materially from the results contemplated by these forward looking statements due to certain factors, including those discussed in the "Risk Factors" section of this prospectus and those included in the documents incorporated by reference.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares by the selling shareholders.


                              SELLING SHAREHOLDERS

        The following table sets forth the number of shares beneficially owned by each of the selling shareholders. None of the selling shareholders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock or other securities of ours as of the date of the closing of the acquisition of Sirius. No estimate can be given as to the amount of our common stock that will be beneficially owned by the selling shareholders after completion of this offering because the selling shareholders may offer all, some or none of the shares of our common stock beneficially owned by them. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

                                             NUMBER OF
                                               SHARES       PERCENT OF
                                            BENEFICIALLY    OUTSTANDING    NUMBER OF SHARES
NAME OF SELLING SHAREHOLDER                    OWNED          SHARES     REGISTERED FOR SALE
---------------------------------------------------------------------------------------------
Software Holding en Finance N.V. (SHF)        302,152            *             302,152
SAIT Systems N.V.                             302,152            *             302,152
IMEC V.Z.W.                                   264,154            *             264,154
ARM Limited                                    32,985            *              32,985
GTG Management C.V.B.A.                       244,231            *             244,231
Rik De Wulf                                     4,974            *               4,974
Ivo Bolsens                                     6,605            *               6,605
Gustaaf Wouters                                 8,276            *               8,276
Paula Wouters                                   3,302            *               3,302
Lodewijk (Louis) Vanhoof                        8,276            *               8,276
Jeanine Molenberghs                             8,276            *               8,276
Jan Vanhoof                                    12,653            *              12,653
Frida Goossens                                  8,276            *               8,276
Kristoffel Mulier (1)                         248,608            *             248,608
Lieven Philips (1)                            248,608            *             248,608

* Represents less than 1% of our common stock.

(1) Includes 244,231 shares held by GTG Management C.V.B.A, of which Mr. Mulier and Mr. Philips are shareholders and directors. Mr. Mulier and Mr. Philips share voting and investment power.


                              PLAN OF DISTRIBUTION

          We are registering 1,215,066 shares of our common stock on behalf of the selling shareholders. As used herein, "selling shareholders" includes the selling shareholders named in the table above and pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. The selling shareholders may sell the shares from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market prices, or in negotiated transactions. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

      - a block trade in which the broker-dealer so engaged will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

      - an exchange distribution in accordance with the rules of such exchange;

      - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

      -   privately negotiated transactions.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

        The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In such transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the shares so pledged, pursuant to this prospectus.

        Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

        Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any shares of a selling shareholder covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares.

        The shares may be sold by selling shareholders only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act of 1934 and the associated rules and regulations under the Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

       - the name of each such selling shareholder and of the participating broker-dealer(s);

       -   the number of shares involved;

       -   the price at which such shares were sold;

       - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

       - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

       -   other facts material to the transaction.

        We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents filed with the Commission are incorporated into this prospectus by reference:

        -  our annual report on Form 10-K for the year ended October 31, 2000;

        - our quarterly report on Form 10-Q for the quarter ended January 31, 2001;

        - our quarterly report on Form 10-Q for the quarter ended April 30, 2001;

        - our current report on Form 8-K filed with the Commission on June 29, 2001;

        - the description of our common stock in our registration statement on Form 8-A filed with the Commission on October 18, 1999 (incorporating by reference the description of our capital stock contained in our registration statement on Form S-1 filed on August 16, 1999 (File No. 333-85249)).

        All documents filed by Agilent pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. In addition, all documents filed by Agilent pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents, and any other documents specifically identified in this prospectus as incorporated by reference into this prospectus or into such other documents.

        You may request a copy of these filings, at no cost, by writing or telephoning at the following address:

                          Investor Relations Department
                           Agilent Technologies, Inc.
                               395 Page Mill Road
                          Palo Alto, California, 94306
                                 (650) 752-5000

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

        We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to that registration statement. Selected items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Agilent and its securities, we refer you to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement, and qualify each statement in all respects by such reference.


                      WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act. Therefore we file periodic reports, proxy statements and other information with the Commision. Such reports, proxy statements and other information, as well as the registration statement of which this prospectus is a part, may be obtained:

        - by writing to the Public Reference Section or visiting the Public Reference Room of the Commission, Room 1024 -- Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

        - at the public reference facilities of the Commission's regional offices located at Seven World Trade Center, 13th Floor, NewYork, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suit 1400, Chicago, Illinois 60661; and

        - from the Web site maintained by the Commission at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

        Some locations may charge prescribed or modest fees for copies.



                                  LEGAL MATTERS

        The validity of the shares offered hereby will be passed upon for us by Marie Oh Huber, Esq.



                                     EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to Agilent's current report on Form 8-K filed with the Commission on June 29, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.





                           AGILENT TECHNOLOGIES, INC.



                                1,215,066 SHARES

                                  COMMON STOCK



                                   PROSPECTUS





























                            __________________, 2001

                                     PART II


                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Agilent estimates that expenses, other than the registration fee, in connection with the offerings described in this Registration Statement will be as follows:

Registration fee                                         $  8,875
Printing and engraving expenses                          $  5,000
Accounting fees and expenses                             $ 15,000
                                                         --------
      Total                                              $ 28,875
                                                         ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Agilent is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

        Agilent's Certificate of Incorporation and Bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

        All of Agilent's directors and officers will be covered by insurance policies maintained by Agilent against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933. In addition, Agilent has entered into indemnity agreements with its directors and executive officers that obligate it to indemnify such directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law.

ITEM 16.  EXHIBITS.

        See Exhibit Index.

ITEM 17.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 462(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of Agilent's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, Agilent certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on June 29, 2001.

                                     AGILENT TECHNOLOGIES, INC.
Date: June 29, 2001

                                     By         /s/ D. Craig Nordlund
                                         ---------------------------------------
                                                    D. Craig Nordlund
                                         Senior Vice President, General Counsel
                                                      and Secretary

                                POWER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints D. Craig Nordlund and Marie Oh Huber or either of them, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities to sign any and all amendments to this registration statement (including post-effective statements), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                  TITLE                        DATE
                  ---------                                  -----                        ----
           /s/ Edward W. Barnholt                  President, Chief Executive        June 29, 2001
--------------------------------------------          Officer and Director
             Edward W. Barnholt                  (Principal Executive Officer)

            /s/ Gerald Grinstein                     Chairman of the Board           June 29, 2001
--------------------------------------------              Of Directors
              Gerald Grinstein

            /s/ Robert R. Walker                  Executive Vice President and       June 29, 2001
--------------------------------------------        Chief Financial Officer
              Robert R. Walker                   (Principal Financial Officer)

            /s/ Dorothy D. Hayes                   Vice President, Controller        June 29, 2001
--------------------------------------------          and Chief Accounting
              Dorothy D. Hayes                         Officer (Principal
                                                      Accounting Officer)

             /s/ James G. Cullen                            Director                 June 29, 2001
--------------------------------------------
               James G. Cullen

           /s/ Thomas E. Everhart                           Director                 June 29, 2001
--------------------------------------------
             Thomas E. Everhart

            /s/ Robert J. Herbold                           Director                 June 29, 2001
--------------------------------------------
              Robert J. Herbold

            /s/ Walter B. Hewlett                           Director                 June 29, 2001
--------------------------------------------
              Walter B. Hewlett

                                                            Director
--------------------------------------------
                 Heidi Kunz


            /s/ David M. Lawrence                           Director                 June 29, 2001
--------------------------------------------
           David M. Lawrence, M.D.

              /s/ A. Barry Rand                             Director                 June 29, 2001
--------------------------------------------
                A. Barry Rand

            /s/ Randall L. Tobias                           Director                 June 29, 2001
--------------------------------------------
              Randall L. Tobias

                                INDEX TO EXHIBITS

 EXHIBIT      DESCRIPTION
 -------      -----------
   3.1        Amended and Restated Certificate of Incorporation*

   3.2        Bylaws*

   5          Opinion of Counsel

  23.1        Consent of PricewaterhouseCoopers LLP

  23.2        Consent of Counsel (Included in Opinion filed as Exhibit 5)

  24.1        Power of Attorney (See page II-3)

----------

* Incorporated herein by reference to our registration statement on Form S-1 filed August 16, 1999 (File No. 333-85249).